Exhibit 99.2

The New York Times Company Reports March Revenues

NEW YORK--(BUSINESS WIRE)--April 17, 2008--The New York Times Company announced today that in March total Company revenues from continuing operations decreased 6.4% compared with the same month a year ago. Advertising revenues decreased 11.1% and circulation revenues increased 1.7%. The About Group again posted strong advertising growth in the month, up 22.4%.

As expected, the Company’s results for March were adversely affected by the timing of Easter. Easter Sunday, which fell in March this year, but was in April last year, is traditionally a time of reduced advertising at both The New York Times and The Boston Globe.

All comparisons are for March 2008 to March 2007 unless otherwise noted:

News Media Group: Advertising revenues for the News Media Group decreased 12.5% mainly because of weaker classified advertising.

The New York Times Media Group - Advertising revenues for The New York Times Media Group decreased 6.0%. National advertising revenues decreased as weakness in the transportation, telecommunications, healthcare, packaged goods, studio entertainment and national automotive categories offset triple-digit growth in financial services advertising. Retail advertising revenues decreased mainly due to softness in home furnishings, cosmetic manufacturers and department store advertising. Classified advertising revenues decreased because of weakness in real estate, help-wanted and automotive advertising. Real estate advertising was adversely affected by a shift in the timing of KEY Magazine, which was published in April this year but appeared in March last year.

New England Media Group - Advertising revenues for the New England Media Group decreased 25.9% in March 2008 compared with growth of 2.2% in March 2007. National advertising revenues were lower mainly because of decreases in the travel, banking, telecommunications, financial services and national automotive categories. Retail advertising revenues decreased primarily due to weakness in home improvement, home furnishings, jewelry/watches, sports/toys and food/drug advertising. Classified advertising revenues decreased because of continued softness in real estate, help-wanted and automotive advertising.

Regional Media Group - Advertising revenues for the Regional Media Group decreased 19.4%. Retail advertising revenues were down mainly because of decreases in the home furnishings, banking/financial services, medical/dental and telecommunications categories. Classified advertising revenues decreased due to continued weakness in real estate, help-wanted and automotive advertising.

Internet advertising revenues included in the News Media Group rose 14.8% due to growth in display advertising.

Circulation revenues for the News Media Group increased 1.7%. Revenues increased at The New York Times and the Regional Media Groups, and decreased at the New England Media Group.

About Group – Advertising revenues at the About Group (which includes the Web sites of About.com, ConsumerSearch.com, UCompareHealthCare.com and Calorie-Count.com) rose 22.4% due to growth in cost-per-click advertising. In addition, advertising revenues reflect the acquisition of ConsumerSearch.com in May 2007. Excluding acquisitions, advertising revenues increased approximately 15%.

In addition, The New York Times Company had the 11th largest presence on the Web, with 50.4 million unique visitors in the United States in March 2008 according to Nielsen Online, up approximately 16% from 43.5 million unique visitors in March 2007. Also according to Nielsen Online, NYTimes.com had 18.9 million unique visitors in March versus 14.5 million in March 2007, up about 30%, and was the No. 1 newspaper Web site in the United States, a position it has long held.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

THE NEW YORK TIMES COMPANY
2008 TOTAL COMPANY REVENUES (a)
($ 000's)

	March			Year to Date
			%			%
	2008	2007	Change	2008	2007	Change
Advertising Revenues
News Media
National	$68,927	$73,416	-6.1	$216,441	$224,902	-3.8
Retail	31,270	35,397	-11.7	95,427	107,349	-11.1
Classified	32,117	43,220	-25.7	105,319	136,107	-22.6
Other Ad Revenue	5,001	4,982	+0.4	14,972	15,236	-1.7
Total News Media Group	137,316	157,016	-12.5	432,159	483,594	-10.6

About Group (b)	8,200	6,698	+22.4	26,180	21,321	+22.8

Total Ad Revenues from Continuing Operations	145,516	163,714	-11.1	458,339	504,915	-9.2

Circulation Revenues	70,116	68,928	+1.7	226,629	222,454	+1.9
Other Revenues (c)	19,732	18,884	+4.5	62,887	58,651	+7.2

Total Company Revenues from Continuing Operations	$235,364	$251,525	-6.4	$747,855	$786,020	-4.9

Discontinued Operations: Broadcast Media Group (d)	0	11,351	N/A	0	32,904	N/A

(a) Numbers may not add due to rounding.

(b) Includes the Web sites of About.com, ConsumerSearch.com, UCompareHealthCare.com and Calorie-Count.com.

(c) Primarily includes revenues from wholesale delivery operations, commercial printing, news services/syndication, digital archives, advertising service revenue, rental income and Baseline StudioSystems.

(d) On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for approximately $575 million.

THE NEW YORK TIMES COMPANY
2008 ADVERTISING REVENUES (a)
($ 000's)

	March			Year to Date
			%			%
	2008	2007	Change	2008	2007	Change
News Media Group
New York Times Media Group	$90,120	$95,849	-6.0	$276,700	$297,146	-6.9
New England Media Group	24,122	32,543	-25.9	81,378	97,242	-16.3
Regional Media Group	23,075	28,623	-19.4	74,081	89,206	-17.0

Total News Media Group	137,316	157,016	-12.5	432,159	483,594	-10.6

About Group (b)	8,200	6,698	+22.4	26,180	21,321	+22.8

Total Ad Revenues from Continuing Operations	$145,516	$163,714	-11.1	$458,339	$504,915	-9.2

Discontinued Operations: Broadcast Media Group (c)	0	11,138	N/A	0	32,229	N/A

(a) Numbers may not add due to rounding.

(b) Includes the Web sites of About.com, ConsumerSearch.com, UCompareHealthCare.com and Calorie-Count.com.

(c) On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for approximately $575 million.

THE NEW YORK TIMES COMPANY
2008 NEWS MEDIA GROUP AD REVENUE GROWTH
BY CLASSIFIED CATEGORY

	% Change	% Change
	Mar. '08	YTD '08
	vs. Mar. '07	vs. YTD '07

Help Wanted	-35.0	-31.9
Real Estate	-29.7	-25.7
Automotive	-20.2	-17.3
Other	-1.8	+1.6
Total Classified	-25.7	-22.6

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com